                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Chris-Craft Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 6, 1997

To the Stockholders of
  CHRIS-CRAFT INDUSTRIES, INC.:

     The annual meeting of the stockholders of Chris-Craft Industries, Inc. ("Chris-Craft") will be held at the Hyatt Regency San Antonio, 123 Losoya Street, San Antonio Texas, 78205 on May 6, 1997, at 9:00 A.M., for the purpose of considering and acting upon the following matters:

        (1) Election of directors.

          (2) A stockholder proposal relating to a diversity report, if such proposal is brought before the meeting.

          (3) Ratification of the selection of Price Waterhouse LLP ("Price Waterhouse") as auditors of Chris-Craft for the year ending December 31, 1997.

          (4) Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     You are cordially invited to attend the meeting. Arrangements have been made for interested stockholders to visit our San Antonio television station, KMOL, after the meeting. Whether or not you plan to attend the meeting, you are urged promptly to complete, date and sign the enclosed proxy and to mail it to Chris-Craft in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated: New York, New York
      March 31, 1997

                                            By Order of the Board of Directors,

                                                 BRIAN C. KELLY, Secretary

                          CHRIS-CRAFT INDUSTRIES, INC.

                   767 FIFTH AVENUE, NEW YORK, NEW YORK 10153

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Chris-Craft for use at the annual meeting of stockholders on May 6, 1997 and at any adjournment thereof. March 31, 1997 is the approximate date on which this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders.

     As of March 14, 1997, the record date for the meeting, Chris-Craft had outstanding 22,610,387 shares of Common Stock, 7,943,838 shares of Class B Common Stock, 248,081 shares of $1.40 Convertible Preferred Stock and 73,399 shares of Prior Preferred Stock, being the classes of stock entitled to vote at the meeting. Each share of Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes. Each share of $1.40 Convertible Preferred Stock entitles its holder to 31.9 votes, or 222.6 votes if he was the holder of such share on November 10, 1986 (or is a "Permitted Transferee," as defined in Chris-Craft's Restated Certificate of Incorporation). Each share of Prior Preferred Stock entitles its holder to .3 vote, or 6.3 votes if he was the holder of such share on November 10, 1986 (or is a Permitted Transferee). Notwithstanding the foregoing, if the holder of record of a share of Class B Common Stock, $1.40 Convertible Preferred Stock or Prior Preferred Stock is a broker or dealer in securities, a bank or voting trustee or a nominee of any of the foregoing, or if such share is otherwise held of record by a nominee of the beneficial owner of such share, then such share of Class B Common Stock entitles such record holder to one vote, such share of $1.40 Convertible Preferred Stock entitles such record holder to 31.9 votes, and such share of Prior Preferred Stock entitles such record holder to .3 vote, except to the extent that such record holder establishes to Chris-Craft's satisfaction, pursuant to procedures set forth in Chris-Craft's Restated Certificate of Incorporation, that such share has been held continuously since November 10, 1986 or its later issuance by a named beneficial owner (whose address must also be specified). The proxy solicited by this Proxy Statement is revocable at any time before it is voted.

     The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast. A majority of the votes cast is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes have no effect on the proposals being acted upon.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified by means of the ballot on the form of proxy, will vote in accordance with each specification so made.

                             ELECTION OF DIRECTORS

NOMINEES OF THE BOARD OF DIRECTORS

     The proxy will be voted as specified thereon and, in the absence of contrary instruction, will be voted for the reelection of Howard Arvey, Lawrence
R. Barnett, James J. Rochlis, and John C. Siegel as directors until the third annual meeting following the May 6, 1997 meeting and until their respective successors are elected and qualified. Information with respect to each such nominee, as well as the eight present directors whose terms of office expire at the first or second annual meeting following the May 6, 1997 meeting, is set forth below:

                                                                                           HAS SERVED
                              OTHER POSITIONS WITH CHRIS-CRAFT, PRINCIPAL       AGE,           AS
                                               OCCUPATION                   FEBRUARY 28,    DIRECTOR
           NAME                     AND CERTAIN OTHER DIRECTORSHIPS             1997         SINCE
---------------------------   --------------------------------------------  ------------   ----------
NOMINEES FOR THREE-YEAR TERM

Howard Arvey...............   Of Counsel, Wildman, Harrold, Allen & Dixon,       75           1975
                                Chicago law firm
Lawrence R. Barnett........   Consultant; retired Executive Vice                 83           1963
                              President, Chris-Craft; Director, United
                                Television, Inc. ("UTV")(1)
James J. Rochlis...........   Consultant; retired Executive Vice                 80           1958
                              President, Chris-Craft
John C. Siegel.............   Senior Vice President, Chris-Craft;                44           1994
                              Director, BHC Communications, Inc.
                                ("BHC")(1) and Chairman of the Board, UTV
INCUMBENT DIRECTORS -- TWO-YEAR REMAINING TERM

Jeane J. Kirkpatrick.......   Leavey Professor of Government, Georgetown         70           1994
                              University; Senior Fellow, the American
                                Enterprise Institute for Public Policy
                                Research
Norman Perlmutter..........   Chairman of the Board and Chief Executive          63           1975
                              Officer, Heitman Financial Ltd., real estate
                                financial services; Director, Horizon
                                Group, Inc. and UTV(1)
William D. Siegel..........   Senior Vice President, Chris-Craft;                42           1994
                              Director, BHC(1)
Evan C Thompson............   Executive Vice President, Chris-Craft and          54           1982
                              President, Television Division; Director,
                                UTV

INCUMBENT DIRECTORS -- ONE-YEAR REMAINING TERM

T. Chandler Hardwick,         Headmaster, Blair Academy, independent             44           1994
  III......................   secondary school
David F. Linowes...........   Professor of Political Economy and Public          79           1958
                              Policy and Boeschenstein Professor Emeritus,
                                University of Illinois
John C. Bogle..............   Chairman of the Board, The Vanguard Group,         67           1996
                              Inc. and of the Investment Companies in the
                                Vanguard Group; Director, The Mead
                                Corporation
Herbert J. Siegel..........   Chairman of the Board and President,               68           1959
                              Chris-Craft; Chairman of the Board, BHC;
                                Director, UTV

---------------
(1) UTV is a majority owned subsidiary of BHC, which is a majority owned subsidiary of Chris-Craft.

     The principal occupation of each of the directors for the past five years is stated in the foregoing table. In case a nominee shall become unavailable for election, which is not expected, it is intended that the proxy solicited hereby will be voted for whomever the present Board of Directors shall designate to fill such vacancy.

     The Board of Directors notes with deep regret the death in December 1996 of Alvin R. Rozelle, a Chris-Craft director for 28 years.

     Two Senior Vice Presidents and directors of Chris-Craft, John C. Siegel and William D. Siegel, are sons of Herbert J. Siegel.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     Chris-Craft has established standing audit and compensation committees, among others, to assist the Board of Directors in discharging its responsibilities. Chris-Craft has no nominating committee.

     The Audit Committee reviews Chris-Craft's internal controls, the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate Chris-Craft financial personnel and independent accountants in connection with these reviews. The committee recommends to the Board the appointment of the independent accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year in examining the corporate accounts. The independent accountants periodically meet with the Audit Committee and have access to the committee at any time. The committee held two meetings during 1996. Its members are Messrs. Arvey and Linowes.

     The Compensation Committee makes recommendations to the Board with respect to the compensation of officers. It also determines and certifies whether performance goals and other terms of agreements with certain executives are satisfied. Its members are Messrs. Arvey and Linowes. The Committee held one meeting during 1996. The Board Compensation Committee Report on Executive Compensation appears on page 12.

     Chris-Craft's Board of Directors held six meetings during 1996.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The management of Chris-Craft has been informed that, as of February 28, 1997, the persons and groups identified in Table I below, including all directors, nominees for director, executive officers and all owners known to Chris-Craft of more than 5% of any class of Chris-Craft voting securities, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the securities of Chris-Craft reflected in such table. Except as reflected in Tables II and III, as of February 28, 1997, each director or executive officer of Chris-Craft disclaims beneficial ownership of securities of any Chris-Craft subsidiary. Except as otherwise specified, the named beneficial owner claims sole investment and voting power as to the securities reflected in the tables.

                  I. BENEFICIAL OWNERSHIP OF CHRIS-CRAFT STOCK

                              $1.40 CONVERTIBLE            CLASS B COMMON              COMMON STOCK
                            PREFERRED STOCK(2)(3)          STOCK(2)(3)(4)                (3)(5)(6)
                            ----------------------     ----------------------     -----------------------
                             NUMBER       PERCENT       NUMBER       PERCENT        NUMBER       PERCENT
   BENEFICIAL OWNER(1)      OF SHARES     OF CLASS     OF SHARES     OF CLASS     OF SHARES      OF CLASS
--------------------------  ---------     --------     ---------     --------     ----------     --------
---------------------------------------------------------------------------------------------------------
Howard Arvey..............       100           *          48,114          *           99,020          *
Lawrence R. Barnett.......    50,900        20.5%      2,037,542       22.5%       3,194,221       12.7%
John C. Bogle.............        --          --              --         --           10,463          *
T. Chandler Hardwick,
  III.....................        --          --              --         --           21,306          *
Jeane J. Kirkpatrick......        --          --              --         --           10,926          *
David F. Linowes..........     6,545         2.6%        143,543        1.8%         241,036        1.1%
Joelen K. Merkel(7).......        --          --          21,983          *          105,923          *
Norman Perlmutter.........        --          --           6,064          *           40,918          *
James J. Rochlis..........    16,199         6.5%      1,032,841       12.4%       1,823,551        7.7%
Herbert J. Siegel(8)......   152,057        61.3%      4,945,447       44.2%       7,548,106       25.7%
John C. Siegel(9).........        --          --         501,351        6.3%         662,753        2.9%
William D. Siegel(9)......        --          --         556,815        7.0%         728,986        3.1%
Evan C Thompson(10).......       130           *         692,432        8.7%       1,468,370        6.2%
All directors and
  executive officers as a
  group, including those
  named above (14
  persons)(11)............   225,309        90.8%      8,760,147       68.7%      13,500,328       38.7%
Boston Partners Asset
  Management, L.P., Boston
  Partners, Inc., and
  Desmond John
  Heathwood(12)...........        --          --              --         --        1,138,181        5.1%
The Capital Group
  Companies, Inc. and
  Capital Research
  and Management
  Company(13).............        --          --              --         --        1,530,320        6.8%
The Equitable Companies
  Incorporated(14)........        --          --       1,190,444       14.9%       1,239,067        5.2%
Gabelli Funds, Inc.,
  GAMCO Investors, Inc.,
  and Mario J.
  Gabelli(15).............        --          --         650,492        8.2%       4,540,252       19.6%
The Gabelli Equity Trust
  Inc.(15)(16)............        --          --         526,791        6.6%         852,593        3.7%

---------------
   * Less than 1%.

 (1) The address of Boston Asset Management, L.P., Boston Partners, Inc., and Desmond John Heathwood is One Financial Center, 43rd Floor, Boston MA 02111; the address of The Capital Group Companies, Inc. and Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071; the address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, NY 10019; the address of Gabelli Funds, Inc. ("GFI"), GAMCO Investors, Inc. ("GAMCO"), and Mario J. Gabelli and The Gabelli Equity Trust Inc. is One Corporate Center, Rye, NY 10580; the address of each other beneficial owner named in the table is c/o Chris-Craft Industries, Inc., 767 Fifth Avenue, New York, NY 10153. Laifer Capital Management, Inc., 45 West 45th Street, New York, NY 10036, filed a Schedule 13G dated February 3, 1997 with the SEC stating that it owns beneficially 4,300 shares of Prior Preferred Stock (5.9% of the class), respecting which voting power is disclaimed as to 800 shares and disposition power is shared as to 1,200 shares.

                                                  (Notes continued on next page)

 (2) Each share of $1.40 Convertible Preferred Stock is convertible into
     10.64091 shares of Common Stock and 21.28180 shares of Class B Common Stock, except that if such share of $1.40 Convertible Preferred Stock was transferred after November 10, 1986 other than to a Permitted Transferee, as defined in Chris-Craft's certificate of incorporation, such share is convertible into 31.92271 shares of Common Stock. Each share of Class B Common Stock is convertible into one share of Common Stock.

 (3) At December 31, 1996, (a) the Trustee of the Chris-Craft Employees' Stock Purchase Plan (the "Stock Purchase Plan") held 370,026 shares of Class B Common Stock, 587,152 shares of Common Stock and 246 shares of $1.40 Convertible Preferred Stock (representing 4.6%, 2.6% and less than 1% of the outstanding shares of the respective classes at February 28, 1997), and
     (b) the Trustees under the Chris-Craft Profit Sharing Plan (the "Profit Sharing Plan") held 159,135 shares of Class B Common Stock (representing 2.0% of the outstanding shares of the class at February 28, 1997). A committee appointed by the Board of Directors of Chris-Craft to administer the Stock Purchase Plan is empowered to direct voting of the shares held by the Trustee under that plan, and the Trustees under the Profit Sharing Plan are empowered to vote and dispose of the shares held by that plan. Herbert
     J. Siegel, James J. Rochlis and Lawrence R. Barnett are the members of the committee under the Stock Purchase Plan and are the Trustees under the Profit Sharing Plan. The numbers of shares set forth in the table with respect to each named executive officer other than Herbert J. Siegel include, with respect to the Stock Purchase Plan, only shares vested at December 31, 1996. The numbers of shares set forth in the table with respect to each of Herbert J. Siegel, James J. Rochlis, Lawrence R. Barnett and all directors and executive officers as a group include all shares held in the Profit Sharing Plan and the Stock Purchase Plan as of December 31, 1996. If, at February 28, 1997, the shares of $1.40 Convertible Preferred Stock held in the Stock Purchase Plan at December 31, 1996 had been converted, and the Class B Common Stock issuable upon such conversion had been added to the Class B Common Stock then held in the Stock Purchase Plan and the Profit Sharing Plan, the shares of Class B Common Stock held in the two plans would represent 6.7% of the Class B Common Stock that would have been outstanding; if, at February 28, 1997, the shares of $1.40 Convertible Preferred Stock held in the Stock Purchase Plan at December 31, 1996 had been converted, the Class B Common Stock then held in the Stock Purchase Plan and the Profit Sharing Plan, or issuable upon conversion of the $1.40 Convertible Preferred Stock held in the Stock Purchase Plan, had also been converted, and the Common Stock issuable upon such conversions had been added to the Common Stock then held in such plans, the shares of Common Stock held in the two plans would represent 4.9% of the Common Stock that would have been outstanding.

 (4) Includes shares of Class B Common Stock issuable upon conversion of the $1.40 Convertible Preferred Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

 (5) Includes shares of Common Stock issuable upon conversion of the $1.40 Convertible Preferred Stock and Class B Common Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

 (6) Includes with respect to the following directors the indicated numbers of shares issuable on exercise of options previously granted under the 1989 and 1994 Director Stock Option Plans or to be granted under the 1994 Director Stock Option Plan immediately following the 1997 annual meeting of stockholders: Howard Arvey, 26,910; Lawrence R. Barnett, 26,910; John C. Bogle, 5,463; T. Chandler Hardwick, III, 21,306; Jeane J. Kirkpatrick, 10,926; David F. Linowes, 26,910; Norman Perlmutter, 26,910; James J. Rochlis, 26,910.

 (7) Ownership includes 54,320 shares of Common Stock issuable pursuant to currently exercisable stock options.

                                                  (Notes continued on next page)

 (8) Ownership includes 318,270 shares of Common Stock issuable pursuant to a currently exercisable stock option and 490,531 shares of Class B Common Stock held in a trust of which Mr. Siegel and his wife are trustees and excludes 65,944 shares of Class B Common Stock owned by Mr. Siegel's wife.

 (9) Ownership includes 147,909 shares of Common Stock issuable pursuant to currently exercisable stock options.

(10) Ownership includes 324,725 shares of Common Stock issuable pursuant to currently exercisable stock options.

(11) Ownership includes all shares held in the Stock Purchase Plan and the Profit Sharing Plan, as of December 31, 1996 (see Note 3), all other shares reflected in the table with respect to directors and named executive officers, and all other shares, including an additional 65,573 shares of Common Stock issuable pursuant to currently exercisable stock options, held by an executive officer of Chris-Craft not named in the table. Of the shares held in the Stock Purchase Plan, 116 shares of $1.40 Convertible Preferred Stock, 215,591 shares of Class B Common Stock and 466,386 shares of Common Stock were held for the accounts of employees other than executive officers.

(12) The named owners share voting and investment power respecting the referenced shares. Information is furnished herein in reliance on Schedule 13G of the named owners dated February 7, 1997, filed with the SEC.

(13) Voting power is disclaimed as to 1,442,320 shares. Information herein is furnished in reliance on Schedule 13G of the named owners dated February 9, 1996, filed with the SEC.

(14) Voting power is disclaimed as to 22,964 shares of Common Stock, and voting power is shared as to 100 shares. Information is furnished herein in reliance on Amendment Nos. 8 and 15 to Schedule 13G of The Equitable Companies Incorporated, dated February 12, 1997, filed with the SEC jointly with AXA and Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group.

(15) Voting power is disclaimed as to 101,940 shares held by GAMCO and 948,206 shares of Common Stock and 65,560 shares of Class B Common Stock held by GFI. Information is furnished herein in reliance on Amendment No. 28 to
     Schedule 13D of the named owners dated February 28, 1997, filed with the SEC. Amounts exclude shares referred to in Note 16.

(16) GFI has investment power respecting the referenced shares. Information is furnished herein in reliance on Amendment No. 4 to Schedule 13G of the named owner dated February 12, 1997, filed with the SEC.

              II. BENEFICIAL OWNERSHIP OF BHC CLASS A COMMON STOCK

                                                                                      NUMBER
                                BENEFICIAL OWNER                                   OF SHARES(1)
---------------------------------------------------------------------------------  ------------
Howard Arvey.....................................................................        650
Lawrence R. Barnett(2)...........................................................        309
John C. Bogle....................................................................         --
T. Chandler Hardwick, III........................................................         --
Jeane J. Kirkpatrick.............................................................         --
David F. Linowes.................................................................        151
Joelen K. Merkel(3)..............................................................        200
Norman Perlmutter................................................................         --
James J. Rochlis(2)..............................................................      1,109
Herbert J. Siegel(2).............................................................        538
John C. Siegel...................................................................         --
William D. Siegel................................................................        231
Evan C Thompson..................................................................         --
All Chris-Craft directors and executive officers as a group, including
  those named above (14 persons)(2)..............................................      2,570

---------------
(1) Each amount shown represents less than 1% of the class. In accordance with SEC rules, percentages have been computed deeming as not outstanding 226,503 shares of BHC Class A Common Stock held by UTV.

(2) Ownership includes 309 shares held in the Chris-Craft Profit Sharing Plan, of which Messrs. Herbert J. Siegel, Lawrence R. Barnett and James J. Rochlis are Trustees. See Note 3 to Table I.

(3) Shares are owned jointly with the executive officer's husband.

                   III. BENEFICIAL OWNERSHIP OF UTV COMMON STOCK

                                                                             NUMBER       PERCENT
                             BENEFICIAL OWNER                               OF SHARES     OF CLASS
--------------------------------------------------------------------------  ---------     --------
Howard Arvey..............................................................        --        --
Lawrence R. Barnett(1)(2).................................................   243,532       2.6%
John C. Bogle.............................................................        --        --
T. Chandler Hardwick, III.................................................        --        --
Jeane J. Kirkpatrick......................................................        --        --
David F. Linowes..........................................................        --        --
Joelen K. Merkel..........................................................        --        --
Norman Perlmutter(2)......................................................     8,500        *
James J. Rochlis..........................................................        --        --
Herbert J. Siegel(1)(3)...................................................   241,532       2.6%
John C. Siegel(1).........................................................   242,532       2.6%
William D. Siegel.........................................................        --        --
Evan C Thompson...........................................................    25,000        *
All Chris-Craft directors and executive officers as a group,
  including those named above (14 persons)(1).............................   277,032       3.0%

---------------
  * Less than 1%.

(1) As of December 31, 1996, (a) the Trustee of the Employees' Stock Purchase Plan of UTV (the "UTV Stock Purchase Plan") held 231,532 shares of UTV Common Stock (representing 0.0% of the outstanding shares at February 28,
    1997), and (b) the Trustees under the UTV Profit Sharing Plan held 10,000 shares of UTV Common Stock (representing less than 1% of the outstanding shares at February 28, 1997). A committee appointed by the Board of Directors of UTV to administer the UTV Stock Purchase Plan is empowered to direct voting of the shares held by the Trustee under that plan, and the Trustees under the UTV Profit Sharing Plan are empowered to vote and dispose of the shares held by that plan. Herbert J. Siegel, Lawrence R. Barnett, John C. Siegel and another executive officer of UTV are the members of the committee under the UTV Stock Purchase Plan and are the Trustees of the UTV Profit Sharing Plan. The numbers of shares set forth in the table with respect to each of Herbert J. Siegel, Lawrence R. Barnett, John C. Siegel and all Chris-Craft directors and executive officers as a group include all shares held in the UTV Stock Purchase Plan and the UTV Profit Sharing Plan as of December 31, 1996.

(2) Includes with respect to the following directors the indicated numbers of shares issuable on exercise of options previously granted under UTV's 1995 Director Stock Option Plan or to be granted thereunder immediately following UTV's 1997 annual meeting of stockholders: Lawrence R. Barnett, 2,000; Norman Perlmutter, 6,500.

(3) Ownership excludes 666 shares owned by the director's wife.

EXECUTIVE COMPENSATION

     The following table sets forth all plan and non-plan compensation paid to the named individuals for services rendered in all capacities to Chris-Craft and its subsidiaries during the three years ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                                             AWARDS
                                                                          ------------
                                               ANNUAL COMPENSATION(1)      SECURITIES
                                               -----------------------     UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)    BONUS ($)     OPTIONS(#)    COMPENSATION($)
------------------------------------  ----     ----------    ---------    ------------   ---------------
Herbert J. Siegel...................  1996      1,000,041    2,249,895            --          864,695(2)
  Chairman of the Board               1995        975,650    2,437,950            --        1,113,609
     and President                    1994        950,000    1,916,745       318,270          864,850
Joelen K. Merkel....................  1996        312,000      220,000            --           48,344(3)
  Vice President                      1995        300,000      275,000            --           90,502
     and Treasurer                    1994        250,000      300,000        53,043           85,918

John C. Siegel......................  1996        551,000      400,000            --           69,862(4)
  Senior Vice President               1995        530,000      350,000            --          133,607
                                      1994        500,000      350,000        53,043          129,009

William D. Siegel...................  1996        551,000      400,000            --           69,342(5)
  Senior Vice President               1995        530,000      350,000            --          133,339
                                      1994        500,000      350,000        53,043          128,734

Evan C Thompson.....................  1996      1,000,041    2,225,180            --          540,925(6)
  Executive Vice President            1995        975,650    2,540,440            --          798,764
     and President, Television        1994        950,000    2,245,660       212,178          448,414
       Division

---------------
(1) Excludes automobile allowance of $1,200 per month paid to each of the named individuals and perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named person.

(2) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $241,018 with respect to the Stock Purchase Plan and $9,276 with respect to the Profit Sharing Plan; also includes $35,430 reported as income of the named individual with respect to premiums paid on "split-dollar" life insurance policies and $578,971 credited to a deferred compensation account.

(3) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $39,068 with respect to the Stock Purchase Plan and $9,276 with respect to the Profit Sharing Plan.

(4) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $60,586 with respect to the Stock Purchase Plan and $9,276 with respect to the Profit Sharing Plan.

(5) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $60,066 with respect to the Stock Purchase Plan and $9,276 with respect to the Profit Sharing Plan.

(6) Reflects Chris-Craft contributions, or accruals under the Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $268,480 with respect to the Stock Purchase Plan and $9,276 with respect to the Profit Sharing Plan; also includes $263,169 credited to a deferred compensation account.

     The following table sets forth information concerning each exercise of stock options during 1996 by each of the named individuals, along with the year-end value of unexercised options. No option was granted to any executive officer during 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                                             AT FISCAL YEAR-END(#)          AT FISCAL YEAR-END($)
                        SHARES ACQUIRED       VALUE       ---------------------------    ---------------------------
         NAME           ON EXERCISE(#)     REALIZED($)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------  ---------------    -----------    -----------   -------------    -----------   -------------
Herbert J. Siegel.....            0                 0       318,270             --         2,816,148            --
Joelen K. Merkel......            0                 0        54,320         17,681           575,031       148,114
John C. Siegel........            0                 0       147,909         17,681         1,908,065       141,447
William D. Siegel.....            0                 0       147,909         17,681         1,908,065       141,447
Evan C Thompson.......            0                 0       324,725             --         3,532,576            --

     Chris-Craft entered into employment agreements with Herbert J. Siegel and Evan C Thompson, as of January 1, 1994.

     The employment agreement with Herbert J. Siegel ("Mr. Siegel's agreement") provides for his continued service as Chief Executive Officer for a term ending December 31, 2000. Annual base salary is currently $1,033,043, subject to adjustment ("COLA adjustment"), to reflect price level increases, as reported in a U.S. Department of Labor Consumer Price Index. Deferred compensation, currently in the amount of $598,077 annually, subject to COLA adjustment, plus any other current compensation that would not be deductible by Chris-Craft pursuant to Section 162(m) of the Internal Revenue Code (the "Code"), is credited to a deferred compensation account, together with interest on the account balance, to be computed based on the yield of U.S. Treasury Notes maturing in five years. The account balance will be paid to Mr. Siegel in five annual installments after termination of the employment term.

     Mr. Siegel's agreement provides that in the event of any change in control of Chris-Craft during the employment term, the employment term will be extended automatically to the third anniversary following such change in control, if the employment term otherwise would have terminated before such third anniversary.

     Mr. Siegel has the right to terminate the employment term in the event of a diminution of his authority or other material breach by Chris-Craft of Mr. Siegel's agreement or the occurrence without his consent of specified fundamental changes in Chris-Craft. In the event of such termination, he is entitled to receive, in lump sum, an amount equal to the base salary, deferred compensation and consulting fees that would have been payable to him through the term of the agreement (assuming no additional extensions of the employment term after such termination), plus an amount equal to the mean performance bonuses theretofore paid or payable to him multiplied by the number of years remaining in the employment term. If Mr. Siegel dies during the employment term, Mr. Siegel's estate is to receive for each of the three following 12-month periods an amount equal to "Average Annual Compensation"; and in the event of his disability, Mr. Siegel is to receive, annually for the remainder of the employment term, an amount equal to one-half of his Average Annual Compensation. "Average Annual Compensation" generally means the executive's average base salary plus bonus for a specified period prior to the event. Additionally, if any payment to Mr. Siegel pursuant to the agreement should be subject to the excise tax imposed on "golden parachutes" by Section 4999 of the Code, Chris-Craft will pay on his behalf or reimburse him in an amount equal to the sum of the excise tax and related interest and penalties, if any, plus any income taxes (and related penalties and interest) that may become payable by Mr. Siegel arising from Chris-Craft's compliance with such payment or reimbursement obligations, such that he would be in the same position as he would have been had no excise tax been imposed.

     Mr. Siegel's agreement entitles him to a cash bonus equal to 1 1/2% of the amount by which Chris-Craft "Pre-tax Income" exceeds $36,000,000 for each year of his employment. For purposes of the agreement, "Pre-tax Income" means Chris-Craft income before provision for income taxes and minority interest, as such amount is reported on Chris-Craft's audited consolidated statements of income included in its annual report to stockholders; provided that, in determining such Pre-tax Income, there will be excluded (i) any loss of any business commenced or newly acquired by Chris-Craft during (or within the six months next preceding commencement of) the employment term, if such business would at any time during such term constitute a Development Stage Company under Securities and Exchange Commission Regulation S-X, assuming such business were organized as a separate entity, e.g., the United Paramount Network, but only to the extent that the loss of such business, aggregated with the losses of all other such businesses (if any) so commenced or acquired, exceeds $10,000,000 in any fiscal year, and provided further, that such losses incurred by any business shall not be so excluded for any fiscal year beginning after the fourth anniversary of the date of commencement or acquisition of such business by Chris-Craft; and (ii) any goodwill amortization (similarly determined) arising out of a business acquisition during the employment term.

     During the consulting term, which will commence on expiration of the employment term and end five years thereafter, Mr. Siegel is to receive annual compensation of $500,000 (subject to COLA adjustment from December 1993), is required to devote not more than 20 hours in any month to Chris-Craft's affairs, and is prohibited from engaging in activity competitive with Chris-Craft. If Mr. Siegel dies during the consulting term, his estate is to receive the full consulting fee until the third anniversary of his death or the end of the consulting term, whichever is earlier; if he is disabled, he is entitled to receive one-half of the consulting fee until the end of the consulting term. For each year covered by Mr. Siegel's agreement, Chris-Craft will match on a cumulative basis up to $200,000 of his charitable contributions, in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any subsidiary.

     As additional inducement to Mr. Siegel to enter into the agreement, Chris-Craft made "split-dollar" life insurance agreements with each of Mr. Siegel's two sons, pursuant to which, under each agreement, Chris-Craft procured and will pay the full amount of each annual premium for 15 years on last-to-die policies on the lives of Herbert J. Siegel and his wife. Each of the sons is the owner of policies, having face amounts totaling $15 million, covered by his agreement and has the right to designate and change the beneficiaries thereunder; however, none of the policies may be borrowed against, surrendered, or canceled, and no dividend election thereunder may be terminated, without Chris-Craft's consent. The premiums on these policies are paid by Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree. The policies and the split-dollar agreements contemplate that an amount equal to the aggregate premiums paid, but without interest, will be repaid to Chris-Craft and BHC, upon the death of the last to die of the insureds.

     Chris-Craft has also agreed, in the event of Mr. Siegel's death, to pay $2,000,000 to a beneficiary named by Mr. Siegel. Chris-Craft has purchased, and is the sole owner and beneficiary of, insurance on the life of Mr. Siegel and anticipates that the insurance benefits received by Chris-Craft will exceed the cost, after applicable income taxes, of paying the foregoing death benefit.

     Mr. Thompson's employment agreement ("Mr. Thompson's agreement") provides for his continued service until December 31, 1999 on substantive terms similar to those specified in Mr. Siegel's agreement, except that there are two automatic one-year renewal terms, unless Mr. Thompson gives contrary notice respecting the first or either party gives contrary notice respecting the second; annual deferred compensation is currently in the amount of $271,853, subject to COLA adjustment, and Mr. Thompson can elect each year whether amounts deferred for such year will be paid in lump sum immediately, or over five years, after termination of the employment term; Mr. Thompson's consulting fee is $250,000 per year (subject to COLA adjustment from December 1993), and the consulting term will end May 31, 2007; if Mr. Thompson dies during the employment term or the consulting term, a death benefit is payable until the earlier of the first anniversary of his death or the end of the consulting term; there is no split-dollar life insurance; Chris-Craft will match on a cumulative basis up to $100,000 of Mr. Thompson's charitable contributions during each year of the employment term; and Mr. Thompson's bonus is equal to 1% of the amount by which Chris-Craft's "TV Broadcast Cash Flow" for each year exceeds $20 million, up to $50 million, and 2% of the amount by which TV Broadcast Cash Flow exceeds $50 million. The bonus computation will be adjusted if Chris-Craft acquires, in one or more transactions, additional television stations having aggregate mean TV Broadcast Cash Flow exceeding $10 million for the three fiscal years of each such television station prior to its acquisition by Chris-Craft, or disposes of a television station having mean TV Broadcast Cash Flow exceeding $5 million for the three fiscal years prior to its disposition by Chris-Craft. TV Broadcast Cash Flow for purposes of the bonus calculation means operating income plus depreciation and amortization of goodwill and programming contracts, minus payments on programming contracts. The Board of Directors will consider adjusting the bonus calculation and formulae if and at such time as Chris-Craft shall own 10 or more television stations or Mr. Thompson shall have chief operating responsibility for a business owned by Chris-Craft that derives revenues exceeding $25,000,000 other than from television broadcasting.
                            ------------------------

     Benefits under the Chris-Craft Salaried Employees' Pension Plan are based on a participant's compensation, including salaries, bonuses and commissions. The plan provides a retirement annuity, generally based on specified percentages of annual compensation (for 1989 and subsequent years, generally 1.5% of the first $18,000 of compensation and 2.0% of the remainder) aggregated through the years of service. Estimated annual benefits payable upon retirement after working to age 65 (including benefits payable under the predecessor pension plan and the Benefit Equalization Plan) are, for Joelen K. Merkel, John C. Siegel, William D. Siegel and Evan C Thompson, $280,913, $520,654, $633,218 and $1,079,153, respectively. Herbert J. Siegel, who has reached age 65, is currently receiving $79,874 per year from the predecessor pension plan and, as of February 28, 1997, has accrued an additional annual benefit of $960,377 under the current pension plan, including the Benefit Equalization Plan.

     Under the Executive Deferred Income Plan, Chris-Craft entered into an agreement with each participating employee, whereby the employee agreed to defer $1,000 per year of salary in each of four years, and Chris-Craft agreed to make annual payments in specified amounts for 10 years in the event of the employee's death or for 15 years commencing at age 60. The plan also provides supplemental disability benefits of $10,000 per year from the onset of a disability until annual payments commence at age 60 or death. Benefits under the plan do not depend on compensation and are payable in full if the employee has accumulated 20 years of service, or is employed by Chris-Craft, when the condition for payment occurs. Maximum annual benefits payable in the event of death of Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson would be $101,585, $109,677, $136,853 and $55,137, respectively, for 10 years. Annual benefits payable to Mrs. Merkel and Messrs. John C. Siegel, William D. Siegel and Thompson commencing at age 60 would be $76,798, $83,076, $103,305 and $31,898, respectively, for 15 years, assuming full vesting of benefits. After an employee has participated in the plan for four years, premiums for insurance on his life are paid through policy loans involving no direct out-of-pocket cost to Chris-Craft. Accordingly, since 1987, Chris-Craft has made no payment under the plan with respect to the participation of any Chris-Craft executive officer, other than for interest on policy loans and disability waiver premiums.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee"), which is comprised of two directors who have never been employees of Chris-Craft, is responsible for reviewing the recommendations of the Chief Executive Officer ("CEO") and making recommendations to the Board of Directors with respect to the salaries, bonuses, and other forms of compensation, including stock option grants, of Chris-Craft's executive officers.

     The Committee seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of Chris-Craft's businesses by linking their compensation to performance. Each executive officer's cash compensation consists of two components: base salary and annual bonus.

     Base salary and bonus for the CEO and the Executive Vice President and President, Television Division are fixed by their respective employment agreements, as described under Executive Compensation.

     The remaining executive officers are not directly responsible for the operating results of particular businesses. Their salaries for 1996 were fixed at the end of the prior fiscal year, based on subjective perceptions of salaries paid by comparable companies for comparable positions, and their bonuses were based on subjective assessments of the executive officers' success at fulfilling the duties and responsibilities of their respective positions and the particular tasks assigned to them. The Committee generally adopts the recommendations of the CEO, who bases his recommendations on past salary levels and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable, which companies operate in the entertainment industry, although not included in the S&P Broadcast Media Index. The CEO assesses executive officer performance in terms of normal responsibilities, assumption of extra responsibilities, and additional work related to special projects. No relative weight was assigned to any of the foregoing factors. Specifically, the bonuses of executive officers and option grants to them reflect their relative participation and performance, as perceived by the CEO, in various matters, including analysis and planning relating to government policies such as legislative and regulatory initiatives, analysis and negotiation of business acquisitions, planning new business ventures, and assumption of additional responsibilities.

     Each of the employment agreements for the CEO and the Executive Vice President provides that current compensation otherwise payable, but that would not be deductible for federal income tax purposes under Section 162(m) of the Code, will be credited to a deferred compensation account and paid to the executive after his employment with Chris-Craft has terminated. No policy has been adopted with respect to Section 162(m) of the Code for the other executive officers, since their compensation levels are not in excess of $1 million.

                       HOWARD ARVEY     DAVID F. LINOWES

PERFORMANCE GRAPH

     The following line graph compares cumulative total shareholder return for Chris-Craft Common Stock, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Broadcast Media index, assuming the investment of $100 in each in December 1991 and the monthly reinvestment of dividends. The performance shown on the graph is not necessarily indicative of future performance.

                          CHRIS-CRAFT INDUSTRIES, INC.
                    TOTAL RETURN TO SHAREHOLDERS: 1992-1996

         MEASUREMENT PERIOD             CHRIS-CRAFT COM-      S&P BROADCAST      S&P 500 STOCK IN-
       (FISCAL YEAR COVERED)                  MON                 MEDIA                 DEX
1991                                                  100                  100                  100
1992                                                  131                  122                  108
1993                                                  151                  171                  118
1994                                                  146                  159                  120
1995                                                  189                  208                  165
1996                                                  186                  170                  203

     Pursuant to SEC rules, the material under the captions Board Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed "soliciting material" nor "filed" with the SEC. It is specifically excluded from any material incorporated by reference in Chris-Craft filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

COMPENSATION OF DIRECTORS

     Each director who is not a Chris-Craft employee receives a retainer of $35,000 per year plus $7,500 per year for service on each of the Audit, Compensation, and Pension Committees. Pursuant to the 1994 Director Stock Option Plan, on each annual meeting date, each such director is granted a five-year option to purchase 5,000 shares of Chris-Craft Common Stock (as constituted when the plan was adopted in 1994), at a price per share equal to the market price per share on the date of grant.

     Lawrence R. Barnett and James J. Rochlis, each a director and retired Executive Vice President of Chris-Craft, served as consultants to Chris-Craft during 1996, each for compensation of $75,000 annually, and are continuing, on a year-to-year basis, to serve as consultants for the same compensation. Messrs. Barnett and Rochlis are consulted from time to time, as operating officers deem necessary, to obtain their advice and the benefit of their experience with respect to those Chris-Craft operations for which they were responsible during their years of service as Executive Vice Presidents of Chris-Craft. Mr. Barnett consults respecting films and other media entertainment for broadcast by Chris-Craft. Mr. Rochlis consults with respect to Chris-Craft's Industrial Division, for which he received a $25,000 bonus in 1996, and Chris-Craft environmental matters. Chris-Craft also pays premiums for health insurance for these consultants, which totaled $4,697 for Mr. Barnett and $2,001 for Mr. Rochlis in 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lawrence R. Barnett and James J. Rochlis, each a director and retired Executive Vice President of Chris-Craft, served as consultants to Chris-Craft during 1996, as more fully described under Compensation of Directors.

     Laurey J. Barnett, who is the daughter of Lawrence R. Barnett, a director of Chris-Craft, continued during 1996 to serve UTV as Vice President and Director of Programming. Her salary and bonus for 1996 aggregated $325,000; she received a monthly automobile allowance of $800; and she participated in UTV benefit plans on the same basis as other eligible employees. Ms. Barnett's employment continues in the same capacity and on essentially the same terms.

     A son of Lawrence R. Barnett, a director of Chris-Craft and UTV, is a principal of the firm of Gipson Hoffman & Pancione, which performed legal services for certain Chris-Craft subsidiaries during 1996 for fees aggregating $662,117 and is expected to perform similar services during 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

     Chris-Craft's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in beneficial ownership of Chris-Craft equity securities with the SEC. Copies of those reports must also be furnished to Chris-Craft. Based solely on a review of the copies of reports furnished to Chris-Craft and written representations that no Forms 5 were required, Chris-Craft believes that during 1996 all filing requirements applicable to directors and executive officers were timely complied with, except that Ann L. Siegel, the wife of Herbert J. Siegel, did not report until August 1996 that she had become a "10% beneficial owner" in November 1995
 .

                              STOCKHOLDER PROPOSAL

     The Benedictine Sisters Charitable Trust, 3120 W. Ashby, San Antonio, TX 78228 has advised Chris-Craft that it will submit a proposal at the annual meeting, and that it is the holder of 412 shares of Common Stock. The proposal together with the proponent's supporting statement, and the recommendation of the Board of Directors with respect thereto, is set forth below. The following have advised Chris-Craft that they are co-sponsors of the proposal, each holding the number of shares of Chris-Craft Common Stock set forth after their respective addresses: Dominican Sisters of Hope, 205 Avenue C, Apt. 10E, New York, New York 10009, 3,226; and the Sisters of St. Ursula, 139 South Mill Road, Rhinebeck, New York 12572, 2,340.

                   "REQUEST FOR CHRIS-CRAFT DIVERSITY REPORT

"In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, reported to cost the company and its stockholders $170 million. In addition Texaco's public image suffered greatly and the company faced a consumer boycott. In 1996 the Wall Street Journal reported that Shoney's earnings for the fiscal year 1992 posted a direct loss of $26.6 million as a result of settling a racial discrimination suit for $134.5 million. The high cost of discrimination, the potential loss of government contracts and the financial consequences of a damaged corporate image resulting from discrimination requires shareholders to make this issue a high priority. The bi-partisan Glass Ceiling Commission study explains that a positive diversity record has impact on the bottomline. This report is important for shareholders because it reveals that in the U.S. we select from less than 50% of the total talent in our work force. Women and minorities comprise 57% of the work force, yet represent only 3% of executive management positions. Women who were awarded more than half of all master degrees represent less than 5% or senior-level management positions. This is a serious limit on our ability to select the most talented people for our top management positions. More than 150 major employers publicly report on work diversity to their shareholders: Primary examples are Capital Cities/ABCs Commitment Report, U.S. Air Affirming Workplace Diversity and Amoco's Diverse Work Force. These companies and many others regularly provide such reports describing their progress and challenges. We believe Chris-Craft should publish an updated report. The Glass Ceiling Commission recommends that '...both public and private sectors work toward increased public disclosure of diversity data.'

"THEREFORE BE IT RESOLVED: the shareholders request the board of directors prepare an updated Chris-Craft Diversity Report. 1. The Chris-Craft Diversity Report shall include the EEO-1 report in the standard federal government categories according to their gender and race in each of the nine major EEOC defined job categories for the previous five years. 2. A summary description of any Affirmative Action policies and programs to improve performance, including job categories where women and minorities are underutilized. 3. A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females and/or ethnic minorities. 4. A description of how the company is working to increase its business with female and minority suppliers and service providers. 5. A description of Chris-Craft's diversity training programs and steps being taken to improve them. 6. A listing of each pending case where Chris-Craft has been sued, charging discrimination on the basis of race, gender, religion, physical disability, the potential financial jeopardy for the company and steps being taken to settle these cases. 7. A summary of results of a new 'Diversity Assessment Survey' and 'Employee Survey Results' through which employees evaluate management performance."

                           MANAGEMENT RECOMMENDATION

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     The Company's policy is to comply with all laws, including those applicable to equal opportunity, while seeking the best qualified individuals to work in all of its operations. Chris-Craft and its subsidiaries do not discriminate on the basis of race, sex, color, religion, national origin, disability, or veteran status and already fully comply with extensive reporting obligations covering diversity and equal employment issues to several Federal government agencies. The U.S. Department of Labor utilizes EEO-1 report information on a confidential basis, and we believe this treatment is appropriate. We believe that a Board report of the type sought in the proposal would be redundant and an unnecessary corporate expense, and would interfere in the employment-related aspects of the Company's day-to-day business operations. Similar proposals by several of these same groups were defeated at our 1994, 1995 and 1996 annual meetings, and none has ever received so much as 3% of the vote.

                     RATIFICATION OF SELECTION OF AUDITORS

     The stockholders are to take action upon ratification of the selection of Price Waterhouse as auditors of Chris-Craft for its fiscal year ending December 31, 1997. Representatives of Price Waterhouse are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. Price Waterhouse was the independent accountant for Chris-Craft for its fiscal year ended December 31, 1996. If the selection of Price Waterhouse is not ratified, or prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent accountants whose selection for any period subsequent to the next annual meeting will be presented for stockholder approval at such meeting.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by Chris-Craft at its principal executive offices by November 30, 1997.

                                    GENERAL

     The Board of Directors did not know, a reasonable time before the commencement of the solicitation, of any business constituting a proper subject for action by the stockholders to be presented to the meeting other than as set forth in this Proxy Statement. However, if any other matter should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment.

     CHRIS-CRAFT'S 1996 FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO BRIAN C. KELLY, SECRETARY, CHRIS-CRAFT INDUSTRIES, INC., 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153.

     Chris-Craft will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names, and Chris-Craft will reimburse these organizations in accordance with the New York Stock Exchange schedule of charges for the cost of forwarding proxy material to such beneficial owners. The solicitation of proxies will also be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors or employees of Chris-Craft, who will receive no additional compensation therefor. Chris-Craft has engaged Georgeson & Company Inc. to solicit proxies and distribute materials to brokers, banks, custodians and other nominee holders and will pay approximately $7,500 for these services, in addition to reimbursement of certain expenses.

                                          By Order of the Board of Directors,

                                                      BRIAN C. KELLY, Secretary

                                  CHRIS-CRAFT INDUSTRIES, INC.
                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
        LAWRENCE R. BARNETT, JAMES J. ROCHLIS and BRIAN C. KELLY, and each of
R them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at
O the meeting or, if only one shall be present and acting, then that one, all of the shares of Chris-Craft Industries, Inc. that the undersigned
X would be entitled, if personally present, to vote at its 1997 annual meeting of stockholders and at any adjournment thereof, upon such
Y business as may properly come before the meeting, including the items set forth on the reverse side and in the notice of annual meeting and the proxy statement.

        ELECTION OF DIRECTORS, NOMINEES:
        HOWARD ARVEY, LAWRENCE R. BARNETT, JAMES J. ROCHLIS AND JOHN C. SIEGEL


             PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY.

                                                                     SEE REVERSE
                                                                        SIDE

[X] Please mark votes
    as in this example.

Unless otherwise specified, this proxy will be voted FOR Proposals 1 and 3 and AGAINST Proposal 2. The Board of Directors recommends a vote FOR Proposals 1 and 3 and AGAINST Proposal 2.

                                  FOR      AUTHORITY WITHHELD
                                  ALL          AS TO ALL
                                NOMINEES        NOMINEES
1. Election of
   Directors (see
   other side)                  [      ]        [     ]


For, except vote withheld from the following nominee(s).

------------------------------------------------


                                FOR     AGAINST     ABSTAIN
2. Stockholder
   proposal relating to
   a diversity report.          [    ]  [     ]     [     ]


                                FOR     AGAINST     ABSTAIN
3. Selection of
   Price Waterhouse
   LLP as auditors.             [    ]  [     ]     [     ]


              NOTE: Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership, or other association, please sign its name and add your name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.

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                SIGNATURE(S)                                          DATE